Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-166475) of Greenhill & Co., Inc. and on Form S-8 (No. 333-115411) pertaining to the Greenhill & Co., Inc. Equity Incentive Plan of Greenhill & Co., Inc. and subsidiaries of our reports dated February 26, 2015, with respect to the consolidated financial statements of Greenhill & Co., Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Greenhill & Co., Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ Ernst & Young LLP
New York, New York
February 26, 2015